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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aquila, Inc.:

        We consent to the incorporation by reference in this Registration Statement on Form S-4 of Great Plains Energy Incorporated of our reports dated February 27, 2007 with respect to the consolidated balance sheets of Aquila, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, common shareholders' equity, comprehensive income, cash flows, and the financial statement schedule, "Schedule II—Valuation and Qualifying Accounts," for each of the years in the three-year period ended December 31, 2006, and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which reports appear in the Annual Report on Form 10-K of Aquila, Inc. for the year ended December 31, 2006. Our audit report refers to the adoption of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) and the adoption of FASB Statement of Financial Accounting Standard No. 123 (Revised), Share-Based Payment, replacing Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation. We also consent to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP KPMG LLP

Kansas City, Missouri
May 7, 2007

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Consent of Independent Registered Public Accounting Firm